UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 29, 2015

(Date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2015, MusclePharm Corporation, a Nevada corporation (the “Company”), entered into an employment agreement (the “Employment Agreement”) with John Price, individually (“Price”), pursuant to which Price will continue to serve as the Company’s Chief Financial Officer.

Pursuant to the terms of the Employment Agreement, Price is to serve as the Company’s Chief Financial Officer from March 5, 2015, the date Price began to serve as the Company’s Chief Financial Officer, until December 31, 2017 (the “Term”).   During the Term, Price’s responsibilities will include general oversight and management of the company’s financial operations, as well as any responsibilities delegated to him by the Company’s Chief Executive Officer, President, or Board of Directors (the “Duties”).

In consideration for Price’s performance of the Duties during the Term, Price is to receive an initial base salary of two hundred and fifty thousand dollars ($250,000) per year (the “Base Salary”), any increases to such salary during the Term to be determined at the discretion of the Company and the Compensation Committee of the Company’s Board of Directors (the “Committee”).

Price is also entitled to receive, at the discretion and review of the Committee, stock options to purchase shares of the Company’s common stock in the amounts and pursuant to the terms as established by the Committee. Price is entitled to receive a bonus in an amount not to exceed $250,000 per year, which shall be at the discretion and review of the Committee.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, which is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement, dated April 29, 2015, between MusclePharm Corporation and John Price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: May 1, 2015
	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer